Operational Factors Affecting Libbey Inc.’s Business and Other Information
     As used below, unless otherwise stated or the context otherwise requires, the terms “Company,” “Libbey,” “we,” “us,” and “our” refer to Libbey Inc., and the subsidiaries of Libbey Inc.
Risk Factors
     Slowdowns in the retail, travel, restaurant and bar or entertainment industries, such as those caused by general economic downturns, terrorism, health concerns or strikes or bankruptcies within those industries, could reduce our revenues and production activity levels.
     Our business is affected by the health of the retail, travel, restaurant and bar or entertainment industries. Expenditures in these industries are sensitive to business and personal discretionary spending levels and may decline during general economic downturns. Additionally, travel is sensitive to safety concerns, and thus may decline after incidents of terrorism, during periods of geopolitical conflict in which travelers become concerned about safety issues, or when travel might involve health-related risks. For example, demand for our products in the foodservice industry, which is critical to our success, was significantly impacted by the global economic recession beginning in the third quarter of 2008.
     Recent volatility in financial markets and the deterioration of national and global economic conditions could materially and adversely impact our operations, financial results and/or liquidity, including as follows:
•	the financial stability of our customers or suppliers may be compromised, which could result in additional bad debts for us or non-performance by suppliers;

•	it may become more costly or difficult to obtain financing or refinance our debt in the future;

•	the value of our assets held in pension plans may decline; and/or

•	our assets may be impaired or subject to write-down or write-off.
     Uncertainty about current global economic conditions may cause consumers of our products to postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values. This could have a material adverse impact on the demand for our products and on our financial condition and operating results. A further deterioration in economic conditions would likely exacerbate these adverse effects and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our operations, financial results and/or liquidity.
     Our high level of debt, as well as incurrences of additional debt, may limit our operating flexibility, which could adversely affect our results of operations and financial condition.
     We have a high degree of financial leverage, and our loan agreements require us to comply with certain covenants that limit our operational and financial flexibility, such as by limiting the additional indebtedness that we may incur, limiting certain business activities, investments and payments, and limiting our ability to dispose of certain assets. These covenants may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt.
     Although the agreements governing our debt will limit the additional debt that we may incur, we will be permitted, subject to certain limitations, to incur additional debt in the future.
     Our high degree of leverage, as well as the incurrence of additional debt, could have important consequences for our business, such as:
•	making it more difficult for us to satisfy our financial obligations;

•	limiting our ability to make capital investments in order to expand our business;

•	limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions or other purposes;

•	limiting our ability to invest operating cash flow in our business and future business opportunities, because we use a substantial portion of these funds to service debt and because our covenants restrict the amount of our investments;

•	limiting our ability to withstand business and economic downturns and/or placing us at a competitive disadvantage compared to our competitors that have less debt, because of the high percentage of our operating cash flow that is dedicated to servicing our debt; and

•	limiting our ability to pay dividends.
     If cash generated from operations is insufficient to satisfy our liquidity requirements, if we cannot service our debt, or if we fail to meet our covenants, we could have substantial liquidity problems. In those circumstances, we might have to sell assets, delay planned investments, obtain additional equity capital or restructure our debt. depending on the circumstances at the time, we may not be able to accomplish any of these actions on favorable terms or at all.
     Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
     A significant amount of our indebtedness is, and is expected to continue to be, at variable rates of interest, exposing us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.. In the future we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility.
     Natural gas, the principal fuel we use to manufacture our products, is subject to fluctuating prices; fluctuations in natural gas prices could adversely affect our results of operations and financial condition.
     Natural gas is the primary source of energy in most of our production processes. We do not have long-term contracts for natural gas and therefore are subject to market variables and widely fluctuating prices. Consequently, our operating results are strongly linked to the cost of natural gas. As of September 30, 2009, we had forward contracts in place to hedge approximately 37.0% of our estimated 2010 natural gas needs with respect to our North American manufacturing facilities and approximately 33.1% of our estimated 2010 natural gas needs with respect to our International manufacturing facilities. For the year ended December 31, 2008, we spent approximately $69.6 million, and for the nine months ended September 30, 2009, we spent approximately $39.7 million, on natural gas. We have no way of predicting to what extent natural gas prices will rise in the future. To the extent that we are not able to offset increases in natural gas prices, such as by passing along the cost to our customers, these increases could adversely impact our margins and operating performance.
     International economic and political factors could affect demand for imports and exports, and our financial condition and results of operations could be adversely impacted as a result.
     Our operations may be affected by actions of foreign governments and global or regional economic developments. Global economic events, such as changes in foreign import/export policy, the cost of complying with environmental regulations or currency fluctuations, could also affect the level of U.S. imports and exports, thereby affecting our sales. Foreign subsidies, foreign trade agreements and each country’s adherence to the terms of these agreements can raise or lower demand for our products. National and international boycotts and embargoes of other countries’ or U.S. imports and/or exports, together with the raising or lowering of tariff rates, could affect the level of competition between our foreign competitors and us. Foreign competition has, in the past, and may, in the future, result in increased low-cost imports that drive prices downward. The World Trade Organization met in November 2001 in Doha, Qatar, where members launched new multilateral trade negotiations aimed at improving market access and substantially reducing trade-distorting domestic support. These negotiations are ongoing and may result in further agreements in the future. The current trade-weighted tariff rate applicable to glass tableware products that are imported into the United States and are of the type we manufacture in North America is approximately 20.6%. However, any changes to international agreements that lower duties or improve access to U.S. markets for our competitors, particularly changes arising out of the ongoing World Trade Organization’s Doha round of negotiations, could have an adverse effect on our financial condition and results of operations. As we execute our strategy of acquiring manufacturing platforms in lower cost regions and increasing our volume of sales in overseas markets, our dependence on international markets and our ability to effectively manage these risks has increased and will continue to increase significantly.
     Fluctuation of the currencies in which we conduct operations could adversely affect our financial condition and results of operations or reduce the cost competitiveness of our products or those of our subsidiaries.
     Changes in the value, relative to the U.S. dollar, of the various currencies in which we conduct operations, including the euro, the Mexican peso and the Chinese yuan (“RMB”), may result in significant changes in the indebtedness of our non-U.S. subsidiaries.
     Currency fluctuations between the U.S. dollar and the currencies of our non-U.S. subsidiaries affect our results as reported in U.S. dollars, particularly the earnings of Crisa as expressed under generally accepted accounting principles in the United States (“GAAP”), and will continue to affect our financial income and expense and our revenues from international settlements.
     Major fluctuations in the value of the euro, the Mexican peso or the RMB relative to the U.S. dollar and other major currencies could also reduce the cost competitiveness of our products or those of our subsidiaries, as compared to foreign competition. For example, if the U.S. dollar appreciates against the euro, the Mexican peso or the RMB, the purchasing power of those currencies effectively would be reduced compared to the U.S. dollar, making our U.S.-manufactured products more expensive in the euro zone, Mexico and China, respectively, compared to the products of local competitors. An appreciation of the U.S. dollar against the euro, the Mexican peso or the RMB also would increase the cost of U.S. dollar-denominated purchases for our operations in the euro zone, Mexico and China, respectively, including raw materials. We would be forced to deduct these cost increases from our profit margin or attempt to pass them along to consumers. These fluctuations could adversely affect our results of operations and financial condition.
     Our business requires us to maintain a large fixed cost base that can affect our profitability.
     The high levels of fixed costs of operating glass production plants encourage high levels of output, even during periods of reduced demand, which can lead to excess inventory levels and exacerbate the pressure on profit margins. Our profitability is dependent, in part, on our ability to spread fixed costs over an increasing number of products sold and shipped, and if we reduce our rate of production, as we did in 2009, our costs per unit increase, negatively impacting our gross margins. Decreased demand or the need to reduce inventories can lower our ability to absorb fixed costs and materially impact our results of operations.
     We may not be able to achieve the international growth contemplated by our strategy.
     Our strategy contemplates growth in international markets in which we have significantly less experience than our domestic operations. Since we intend to benefit from our international initiatives primarily by expanding our sales in the local markets of other countries, our success depends on continued growth in these markets, including Europe, Latin America and Asia-Pacific.
     We face intense competition and competitive pressures, which could adversely affect our results of operations and financial condition.
     Our business is highly competitive, with the principal competitive factors being customer service, price, product quality, new product development, brand name, delivery time and breadth of product offerings. Advantages or disadvantages in any of these competitive factors may be sufficient to cause the customer to consider changing manufacturers.

     Competitors in glass tableware include, among others:
•	Arc International (a French company), which manufactures and distributes glass tableware worldwide;

•	Paşabahçe (a unit of Şişecam, a Turkish company), which manufactures glass tableware at various sites throughout the world and sells to retail, foodservice and business-to-business customers worldwide;

•	the Anchor Hocking Company (a U.S. company), which manufactures and distributes glass beverageware, industrial products and bakeware primarily to retail, industrial and foodservice channels in the United States and Canada;

•	Bormioli Rocco Group (an Italian company), which manufactures glass tableware in Europe, where the majority of its sales are to retail and foodservice customers;

•	various manufacturers in China; and

•	various sourcing companies.
In addition, makers of tableware produced with other materials such as plastics compete to a certain extent with glassware manufacturers.
     Some of our competitors have greater financial and capital resources than we do and continue to invest heavily to achieve increased production efficiencies. Competitors may have incorporated more advanced technology in their manufacturing processes, including more advanced automation techniques. Our labor and energy costs also may be higher than those of some foreign producers of glass tableware. We may not be successful in managing our labor and energy costs or gaining operating efficiencies that may be necessary to remain competitive. In addition, our products may be subject to competition from low-cost imports that intensify the price competition we face in our markets. Finally, we may need to increase incentive payments in our marketing incentive program in order to remain competitive. Increases in these payments would adversely affect our operating margins.
     Competitors in the U.S. market for ceramic dinnerware include, among others: Homer Laughlin; Oneida Ltd.; Steelite; and various sourcing companies. Competitors in metalware include, among others: Oneida Ltd.; Walco, Inc.; and various sourcing companies. Competitors in plastic products include, among others: Cambro Manufacturing Company; Carlisle Companies Incorporated; and various sourcing companies. In Mexico, where a larger portion of our sales are in the retail market, our primary competitors include imports from foreign manufacturers located in countries such as China, France, Italy and Colombia, as well as Vidriera Santos and Vitro Par in the candle category. Competitive pressures from these competitors and producers could adversely affect our results of operations and financial condition.
     We may not be able to renegotiate collective bargaining agreements successfully when they expire; organized strikes or work stoppages by unionized employees may have an adverse effect on our operating performance.
     We are party to collective bargaining agreements that cover most of our manufacturing employees. Royal Leerdam’s collective bargaining agreement with its unionized employees expires on July 1, 2010. The agreements with our unionized employees in Toledo, Ohio expire on September 30, 2010, and the agreement with our unionized employees in Shreveport, Louisiana expires on December 15, 2011. Crisa’s collective bargaining agreements with its unionized employees have no expiration, but wages are reviewed annually and benefits are reviewed every two years. Crisal does not have a written collective bargaining agreement with its unionized employees but does have an oral agreement which is revisited annually.
     We may not be able to successfully negotiate new collective bargaining agreements without any labor disruption. If any of our unionized employees were to engage in a strike or work stoppage prior to expiration of their existing collective bargaining agreements, or if we are unable in the future to negotiate acceptable agreements with our unionized employees in a timely manner, we could experience a significant disruption of operations. In addition, we could experience increased operating costs as a result of higher wages or benefits paid to union members upon the execution of new agreements with our labor unions. We also could experience operating inefficiencies as a result of preparations for disruptions in production, such as increasing production and inventories. Finally, companies upon which we are dependent for raw materials, transportation or other services could be affected by labor difficulties. These factors and any such disruptions or difficulties could have an adverse impact on our operating performance and financial condition.
     In addition, we are dependent on the cooperation of our largely unionized workforce to implement and adopt Lean initiatives, a disciplined approach to eliminating waste and instilling a culture of continuous improvement in all aspects of our operations, that are critical to our ability to improve our production efficiency. The effect of strikes and other slowdowns may adversely affect the degree and speed with which we can adopt Lean optimization objectives and the success of that program.
     The inability to extend or refinance debt of our foreign subsidiaries, or the calling of that debt before scheduled maturity, could adversely impact our liquidity and financial condition.
     Our subsidiaries in Portugal and China have outstanding debt under credit facilities provided to them by local financial institutions. As of September 30, 2009 our subsidiary in China had an RMB 250 million (approximately $36.7 million at September 30, 2009) construction loan and RMB 50 million (approximately $7.3 million at September 30, 2009) working capital loan, in each case extended by CCBC. The RMB 50 million working capital loan is scheduled to mature in March 2010. If CCBC does not agree to extend or refinance the loan our liquidity and financial condition may be adversely impacted. Similarly, if CCBC were to call the working capital loan and/or the construction loan before maturity, or if Banco Espirito Santo, S.A., the lender under our Portuguese subsidiary’s credit facility, were to call the BES Euro line before maturity, our liquidity and financial condition may be adversely impacted.
     If either CCBC or Banco Espirito Santo, S.A. calls these loans for repayment prior to their scheduled maturity, we may be required to pursue one or more alternative strategies to repay these loans, such as selling assets, refinancing or restructuring these loans or selling additional debt or equity securities. We may not, however, be able to refinance these loans or sell additional debt or equity securities on favorable terms, if at all, and if we are required to sell our assets, it may negatively affect our ability to generate revenues.
     Our cost-reduction projects may not result in anticipated savings in operating costs.
     We may not be able to achieve anticipated cost reductions. Our ability to achieve cost savings and other benefits within expected time frames is subject to many estimates and assumptions. These estimates and assumptions are subject to significant economic, competitive and other uncertainties, some of which are beyond our control. If these estimates and assumptions are incorrect, if we experience delays, or if other unforeseen events occur, our business, financial condition and results of operations could be adversely impacted.
     We are subject to risks associated with operating in foreign countries. These risks could adversely affect our results of operations and financial condition.
     We operate manufacturing and other facilities throughout the world. As a result of our International operations, we are subject to risks associated with operating in foreign countries, including:
•	political, social and economic instability;

•	war, civil disturbance or acts of terrorism;

•	taking of property by nationalization or expropriation without fair compensation;

•	changes in government policies and regulations;

•	devaluations and fluctuations in currency exchange rates;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

•	imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

•	ineffective intellectual property protection;

•	hyperinflation in certain foreign countries; and

•	impositions or increase of investment and other restrictions or requirements by foreign governments.
The risks associated with operating in foreign countries may have a material adverse effect on our results of operations and financial condition.
     If we have a fair value impairment in a business segment, our net earnings and net worth could be materially and adversely affected by a write-down of goodwill, intangible assets or fixed assets.
     We have recorded a significant amount of goodwill, which represents the excess of cost over the fair value of the net assets of the business acquired; other identifiable intangible assets, including trademarks and trade names; and fixed assets. Impairment of goodwill, identifiable intangible assets or fixed assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products sold by our business, and a variety of other factors. Under GAAP, we are required to expense the amount of any impairment immediately as a charge to operating income. In 2008, we wrote down goodwill and other identifiable intangible assets by $11.9 million related to the decline in the capital markets and we wrote down fixed assets by $9.7 million related to the announcement of the closure of our Syracuse China manufacturing facility and our Mira Loma, California distribution center. After that adjustment, as of December 31, 2008, we had goodwill and other identifiable intangible assets of $192.9 million. As of September 30, 2009, we had goodwill and other identifiable intangible assets of $190.3 million.
     We conduct an impairment analysis at least annually. This analysis requires our management to make significant judgments and estimates, primarily regarding expected growth rates, the terminal value calculation for cash flow and the discount rate. We determine expected growth rates based on internally developed forecasts considering our future financial plans. We establish the terminal cash flow value based on expected growth rates, capital spending trends and investment in working capital to support anticipated sales growth. We estimate the discount rate used based on an analysis of comparable company weighted average costs of capital that considered market assumptions obtained from independent sources. The estimates that our management uses in this analysis could be materially impacted by factors such as specific industry conditions, changes in cash flow from operations and changes in growth trends. In addition, the assumptions our management uses are management’s best estimates based on projected results and market conditions as of the date of testing. Significant changes in these key assumptions could result in indicators of impairment when completing the annual impairment analysis. We remain subject to future financial statement risk in the event that goodwill or other identifiable intangible assets become further impaired.
     A severe outbreak, epidemic or pandemic of the H1N1 virus or other contagious disease in a location where we have a facility could adversely impact our results of operations and financial condition.
     Our facilities may be impacted by the outbreak of certain public health issues, including epidemics, pandemics and other contagious diseases such as the H1N1 virus, commonly referred to as the “swine flu.” If a severe outbreak were to occur where we have facilities, it could adversely impact our results of operations and financial condition.

     We are subject to various environmental legal requirements and may be subject to new legal requirements in the future; these requirements could have a material adverse effect on our operations.
     Our operations and properties, both in the United States and abroad, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. These legal requirements frequently change and vary among jurisdictions. Compliance with these requirements, or the failure to comply with these requirements, may have a material adverse effect on operations.
     We have incurred, and expect to incur, costs to comply with environmental legal requirements, including requirements limiting greenhouse gas emissions, and these costs could increase in the future. Many environmental legal requirements provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. Also, certain environmental laws impose strict liability and, under certain circumstances, joint and several liability on current and prior owners and operators of these sites, as well as persons who sent waste to them, for costs to investigate and remediate contaminated sites. These legal requirements may apply to conditions at properties that we presently or formerly owned or operated, as well as at other properties for which we may be responsible, including those at which wastes attributable to us were disposed. A significant order or judgment against us, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on operations.
     If we are unable to obtain sourced products or raw materials at favorable prices, our operating performance may be adversely affected.
     Sand, soda ash, lime, corrugated packaging materials and resin are the principal raw materials we use. In addition, we obtain glass tableware, ceramic dinnerware, metal flatware and hollowware and select plastic products from third parties. We may experience temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors that would require us to secure our sourced products or raw materials from sources other than our current suppliers. If we are forced to procure sourced products or materials from alternative suppliers, we may not be able to do so on terms as favorable as our current terms or at all. In addition, resins are a primary raw material for our Traex operation and historically the price for resins has fluctuated with the price of oil, directly impacting our profitability. Material increases in the cost of any of these items on an industry-wide basis would have an adverse impact on our operating performance and cash flows if we were unable to pass on these increased costs to our customers.
     Unexpected equipment failures may lead to production curtailments or shutdowns.
     Our manufacturing processes are dependent upon critical glass-producing equipment, such as furnaces, forming machines and lehrs. This equipment may incur downtime as a result of unanticipated failures, accidents, natural disasters or other force majeure events. We may in the future experience facility shutdowns or periods of reduced production as a result of such failures or events. Unexpected interruptions in our production capabilities would adversely affect our productivity and results of operations for the affected period. We also may face shutdowns if we are unable to obtain enough energy in the peak heating seasons.
     High levels of inflation and high interest rates in Mexico could adversely affect the operating results and cash flows of Crisa.
     Although the annual rate of inflation in Mexico, as measured by changes in the Mexican National Consumer Price Index, was only 5.1% for the year ended December 31, 2008 and 2.3% for the nine months ended September 30, 2009, Mexico historically has experienced high levels of inflation and high domestic interest rates. If Mexico experiences high levels of inflation, Crisa’s operating results and cash flows could be adversely affected, and, more generally, high inflation might result in lower demand or lower growth in demand for our products, thereby adversely affecting our results of operations and financial condition.

     Charges related to our employee pension and postretirement welfare plans resulting from market risk and headcount realignment may adversely affect our results of operations and financial condition.
     In connection with our employee pension and postretirement welfare plans, we are exposed to market risks associated with changes in the various capital markets. Changes in long-term interest rates affect the discount rate that is used to measure our obligations and related expense. Our total pension and postretirement welfare expense, including pension settlement and curtailment charges, for all U.S. and non-U.S. plans was $19.0 million for the fiscal year ended December 31, 2008 and $14.6 million for the nine months ended September 30, 2009. We expect our total pension and postretirement welfare expense for all U.S. and non-U.S. plans to increase to $21.8 million in 2010. Volatility in the capital markets affects the performance of our pension plan asset performance and related pension expense. Based on 2008 year-end data, sensitivity to these key market risk factors is as follows:
•	A change of 1% in the discount rate would change our total pension and postretirement welfare expense by approximately $1.9 million.

•	A change of 1% in the expected long-term rate of return on plan assets would change total pension expense by approximately $2.2 million.
     As part of our pension expense, in the first nine months of 2009 we incurred pension settlement charges of $3.4 million. These charges were triggered by excess lump sum distributions to retirees. For further discussion of these charges, see note 7 to our consolidated unaudited financial statements for the quarter ended September 30, 2009. To the extent that we experience additional headcount shifts or changes, we may incur further expenses related to our employee pension and postretirement welfare plans, which could have a material adverse effect on our results of operations and financial condition.
     If our hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges would be reflected in our earnings.
     In order to mitigate the variation in our operating results due to commodity price fluctuations, we have derivative financial instruments that hedge certain of commodity price risks associated with forecasted future natural gas requirements and foreign exchange rate risks associated with transactions denominated in some currencies other than the U.S. dollar. The results of our hedging practices could be positive, neutral or negative in any period depending on price changes of the hedged exposures. We account for derivatives in accordance with Financial Accounting Standards Board Accounting Standards Codificationtm Topic 815, “Derivatives and Hedging” (formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”). These derivatives qualify for hedge accounting if the hedges are highly effective and we have designated and documented contemporaneously the hedging relationships involving these derivative instruments. If our hedges do not qualify as highly effective or if we do not believe that forecasted transactions would occur, the changes in the fair value of the derivatives used as hedges will impact our results of operations and could significantly impact our earnings.
     Our business may suffer if we do not retain our senior management.
     We depend on our senior management. The loss of services of any of the members of our senior management team for any reason, including resignation or retirement, could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we may be unable to locate or employ such qualified personnel on acceptable terms. In Spring 2009, our chief financial officer, Gregory Geswein, received indications of potential civil enforcement actions and criminal proceedings from the Securities and Exchange Commission (the “SEC”) and the U.S. Attorney for the Northern District of Ohio, respectively, relating to accounting matters at one of Mr. Geswein’s prior employers, Diebold, Inc. These matters arise out of his prior employment as chief financial officer of Diebold from 2000 through 2005, and none of the allegations involve Libbey. If any actions or proceedings are initiated against Mr. Geswein, it is possible that we could lose his services as our chief financial officer.

     We rely on increasingly complex information systems for management of our manufacturing, distribution, sales and other functions. If our information systems fail to perform these functions adequately, or if we experience an interruption in their operation, our business and results of operations could suffer.
     All of our major operations, including manufacturing, distribution, sales and accounting are dependent upon our complex information systems. Our information systems are vulnerable to damage or interruption from:
•	earthquake, fire, flood, hurricane and other natural disasters;

•	power loss, computer systems failure, internet and telecommunications or data network failure; and

•	hackers, computer viruses, software bugs or glitches.
     Any damage or significant disruption in the operation of such systems or the failure of our information systems to perform as expected could disrupt our business; result in decreased sales, increased overhead costs, excess inventory and product shortages; and otherwise adversely affect our operations, financial performance and condition. We take significant steps to mitigate the potential impact of each of these risks, but there can be no assurance that these procedures would be completely successful.
     We may not be able to effectively integrate future businesses we acquire or joint ventures we enter into.
     Any future acquisitions that we might make or joint ventures we might enter are subject to various risks and uncertainties, including:
•	the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which may be spread out in different geographic regions) and to achieve expected synergies;

•	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

•	the inability to maintain uniform standards, controls, procedures and policies or correct deficient standards, controls, procedures and policies, including internal controls and procedures sufficient to satisfy regulatory requirements of a public company in the United States;

•	the incurrence of contingent obligations that were not anticipated at the time of the acquisitions;

•	the failure to obtain necessary transition services such as management services, information technology services and others;

•	the need or obligation to divest portions of the acquired companies; and

•	the potential impairment of relationships with customers.
     In addition, we cannot assure you that the integration and consolidation of newly acquired businesses or joint ventures will achieve any anticipated cost savings and operating synergies. The inability to integrate and consolidate operations and improve operating efficiencies at newly acquired businesses or joint ventures could have a material adverse effect on our business, financial condition and results of operations.
     Our business requires significant capital investment and maintenance expenditures that we may be unable to fulfill.
     Our operations are capital intensive, requiring us to maintain a large fixed cost base. Our total capital expenditures were $45.7 million for the year ended December 31, 2008 and $12.3 million for the nine months ended September 30, 2009. We anticipate capital expenditures of approximately $17.0 million for the year ended December 31, 2009.

     Our business may not generate sufficient operating cash flow and external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures.
     If our investments in new technology and other capital expenditures do not yield expected returns, our results of operations could be reduced.
     The manufacture of our tableware products involves the use of automated processes and technologies. We designed much of our glass tableware production machinery internally and have continued to develop and refine this equipment to incorporate advancements in technology. We will continue to invest in equipment and make other capital expenditures to further improve our production efficiency and reduce our cost profile. To the extent that these investments do not generate targeted levels of returns in terms of efficiency or improved cost profile, our financial condition and results of operations could be adversely affected.
     Our failure to protect our intellectual property or prevail in any intellectual property litigation could materially and adversely affect our competitive position, reduce revenue or otherwise harm our business.
     Our success depends in part on our ability to protect our intellectual property rights. We rely on a combination of patent, trademark, copyright and trade secret laws, licenses, confidentiality and other agreements to protect our intellectual property rights. However, this protection may not be fully adequate. Our intellectual property rights may be challenged or invalidated, an infringement suit by us against a third party may not be successful and/or third parties could adopt trademarks similar to our own. In particular, third parties could design around or copy our proprietary furnace, manufacturing and mold technologies, which are important contributors to our competitive position in the glass tableware industry. We may be particularly susceptible to these challenges in countries where protection of intellectual property is not strong. In addition, we may be accused of infringing or violating the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Our failure to protect our intellectual property or prevail in any intellectual property litigation could materially and adversely affect our competitive position, reduce revenue or otherwise harm our business.
     Devaluation or depreciation of, or governmental conversion controls over, the foreign currencies in which we operate could affect our ability to convert the earnings of our foreign subsidiaries into U.S. dollars.
     Major devaluation or depreciation of the Mexican peso could result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert Crisa’s Mexican peso earnings into U.S. dollars and other currencies upon which we will rely in part to satisfy our debt obligations. While the Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into U.S. dollars or to transfer other currencies out of Mexico, the government could institute restrictive exchange rate policies in the future. Restrictive exchange rate policies could adversely affect our results of operations and financial condition.
     In addition, the government of China imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries to remit sufficient foreign currency to make payments to us. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB are to be converted into foreign currencies and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. In the future, the Chinese government could institute restrictive exchange rate policies for current account transactions. These policies could adversely affect our results of operations and financial condition.

     Payment of severance or retirement benefits earlier than anticipated could strain our cash flow.
     Certain members of our senior management have employment and change in control agreements that provide for substantial severance payments and retirement benefits. We are required to fund a certain portion of these payments according to a predetermined schedule, but some of our nonqualified obligations are currently unfunded. Should several of these senior managers leave our employ under circumstances entitling them to severance or retirement benefits, or become disabled or die, before we have funded these payments, the need to pay these severance or retirement benefits ahead of their anticipated schedule could put a strain on our cash flow.
     We are involved in litigation from time to time in the ordinary course of business.
     We are involved in various routine legal proceedings arising in the ordinary course of our business. We do not consider any pending legal proceeding as material. However, we could be adversely affected by legal proceedings in the future, including products liability claims related to the products we manufacture.
Overview of First Nine Months of 2009
     We experienced challenging market conditions for our products in our North American and global markets beginning in the third quarter of 2008 and extending throughout 2009. While comparisons of the sales performance for the first nine months of 2009 to the same period for 2008 show dramatic differences, we significantly increased cash generation during the first nine months of 2009. Typically, we would expect to build inventories during the first nine months of a year in anticipation of higher sales in the fourth quarter, but during the first nine months of 2009 we reduced production levels in response to the reduced demand in our markets, reduced our investment in inventories and reduced our capital spending and overall costs. The decreased production levels caused pressure on our margins for much of the first half of 2009 because we were unable to reduce certain fixed costs to the same extent as sales were reduced, but we placed a higher priority on liquidity during 2009. As a result, our third quarter results reflected significant improvement in liquidity, and we were able to increase utilization of our production capacity during the third quarter, resulting in increased margins. Our retail business continued its strong performance during the third quarter. Nevertheless, at this time we continue to expect that the eventual recovery of our other markets will occur slowly. We will continue to monitor our customer markets, and as the economy improves, we will adjust production levels accordingly. Increased production levels throughout 2010 should lead to improved profitability as the margin pressures described above are expected to continue to reverse.
Capital Resources and Liquidity
     Historically, cash flows generated from operations and our borrowing capacity under our senior secured credit facility have allowed us to meet our cash requirements, including capital expenditures and working capital needs. We were impacted by recessionary pressures in 2008, especially during the fourth quarter of the year, and in the first nine months of 2009. As a result, we placed significant emphasis on generating cash to enhance our liquidity in 2009, including measures taken to reduce working capital and capital expenditures. For example, we reduced capital expenditures during 2009 to approximately $17.0 million, compared to $45.7 million spent in 2008. Additionally, on October 28, 2009, we completed a debt exchange (the “Debt Exchange”), as described in our Form 8-K filed with the SEC on October 28, 2009, which eliminated a cash interest payment that otherwise would have been due on December 1, 2009 in the approximate amount of $12.9 million. As a result of the initiatives that we took during the first nine months of 2009, we had no borrowings outstanding under our senior secured credit facility (which had unused availability of $81.3 million) at September 30, 2009, and we had approximately $30.6 million of cash and equivalents at that date. Based upon our operating plans and current forecast expectations (including expectations that the global economy will not deteriorate further), we anticipate that we will generate positive cash flow from operations and have sufficient cash availability from our senior secured credit facility, if it becomes necessary to draw on it, to meet our ongoing liquidity needs.

     Contractual Obligations
     The following table presents our contractual obligations at September 30, 2009 and related future cash requirements, as adjusted to give effect to the Debt Exchange and the previously announced proposed refinancing of our $306 million Floating Rate Senior Secured Notes due 2011 and our $80.4 million Senior Subordinated Secured Notes due 2021, as if they had occurred on September 30, 2009:

	Payments Due by Period
		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(Dollars in thousands)
Borrowings(1)	$463,115	$10,679	$10,390	$41,619	$400,427
Long term operating leases	120,344	16,361	26,727	20,851	56,405
Pension and nonpension(2)	16,867	16,867

Total obligations	$600,326	$43,907	$37,117	$62,470	$456,832

(1)	These amounts reflect payments of principal only and do not include interest. Pro forma net interest expense is $51.6 million for the last twelve months ended September 30, 2009.

(2)	It is difficult to estimate future cash contributions, as such amounts are a function of actual investment returns, withdrawals from the plans, changes in interest rates and other factors uncertain at this time.